Exhibit 99.2

Pandora Prices Convertible Note Exchange Transactions

•      Transaction extends maturity of $192.9 million aggregate principal amount of senior convertible notes from 2020 to 2023.

•      Initial conversion rate of new issued notes set at 104.4768 shares of common stock per $1,000 note; equivalent to approximately $9.57 per share of common stock.

•      6,373,275 borrowed shares of Pandora common stock sold short in registered offering to facilitate hedging transactions related to the exchange.

OAKLAND, Calif. – May 24, 2018 - Pandora (NYSE: P) today announced that in accordance with its previously announced agreements with certain holders of its existing 1.75% senior convertible notes due 2020 (the “2020 Notes”) to exchange an aggregate of approximately $192.9 million principal amount of 2020 Notes for a new series of 1.75% senior convertible notes due 2023 (the “New Notes”), as described more fully below (the “Exchange”), the conversion rate for the New Notes has been set at 104.4768 shares of common stock per $1,000 note, which is equivalent to an initial conversion price of approximately $9.57 per share of common stock (subject to adjustment upon the occurrence of certain events). The Exchange is being undertaken to extend the maturity of a portion of the 2020 Notes. After completion of the Exchange, $152.1 million aggregate principal amount of 2020 Notes will remain outstanding, and $192.9 million aggregate principal amount of New Notes will be outstanding.

Convertible Note Exchange

Pandora has entered into privately negotiated agreements with a limited number of holders of 2020 Notes to exchange an aggregate of approximately $192.9 million principal amount of 2020 Notes for an equal principal amount of New Notes. The Exchange is expected to close on or about June 1, 2018, subject to customary closing conditions.

The New Notes will be senior unsecured obligations and pay interest semiannually in arrears at a rate of 1.75% per annum on June 1 and December 1 of each year, beginning on December 1, 2018. Prior to the close of business on the business day immediately preceding July 1, 2023, the New Notes will be convertible at the option of the holder into cash, shares of the company’s common stock or a combination thereof, at the company’s election, only upon satisfaction of certain conditions and during certain periods and thereafter at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. The New Notes will mature on December 1, 2023, unless earlier converted, repurchased or redeemed.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the New Notes, the company’s common stock or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. The offer and sale of the New Notes and any shares of the company’s common stock issuable upon conversion have not been registered under the Securities Act or any state securities laws. The New Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and any applicable state securities laws.

Registered Block Trade

In connection with the Exchange, Pandora announced that the underwritten offering (the “Offering”) of 6,373,275 borrowed shares of its common stock, with Morgan Stanley & Co. LLC acting as sole bookrunner, was completed at a price per share of $7.09. The shares of common stock sold in the Offering were borrowed from third parties and sold by Morgan Stanley & Co. LLC (i) as underwriter and principal on behalf of certain holders participating in the Exchange and/or (ii) on behalf of itself and/or its affiliates, in each case, to facilitate the establishment of short positions by such exchanging holders relating to Pandora’s common stock to hedge their investments in the New Notes. With respect to any shares of Pandora’s common stock sold short by Morgan Stanley & Co. LLC, on behalf of itself and/or its affiliates, in the Offering, Pandora has been advised that Morgan Stanley & Co. LLC and/or its affiliates are concurrently entering into privately negotiated transactions relating to Pandora’s common stock in an equal notional amount (including derivative transactions) with certain exchanging holders to facilitate hedging of the New Notes by such holders. Pandora will not receive any proceeds from the Offering, and as the Offering is based on borrowed shares, the Offering will not increase the amount of outstanding shares of its common stock.

The Offering is being made only by means of an effective shelf registration statement that has previously been filed with the Securities and Exchange Commission (the “SEC”). You may obtain a copy of the final prospectus and prospectus supplement in connection with the offering without charge from the SEC at www.sec.gov. Alternatively, you may request copies of these materials from Morgan Stanley & Co. LLC, c/o Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014 or by email at prospectus@morganstanley.com.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

“SAFE HARBOR” STATEMENT.

This press release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the completion of Pandora’s convertible note exchange and its underwritten offering of borrowed shares of its common stock. There are no assurances that these proposed transactions will be completed, and they may not be completed due to certain factors, including, but not limited to general economic and market conditions.

ABOUT PANDORA

Pandora is one of the world’s most powerful music discovery platforms, offering a personalized experience for each of its listeners wherever and whenever they want to listen to music—whether through earbuds, car speakers or home audio/video equipment. Pandora is available as an ad-supported service, a radio subscription service called Pandora Plus and an on-demand subscription service called Pandora Premium. When a listener enters a single song, artist, comedian or genre to start a station, the Pandora service instantly generates a station that plays music or comedy it thinks that listener will enjoy. Powered by its proprietary personalization technologies, including the Music Genome Project and its playlist generating algorithms, its service then further tailors the listener experience based on listener reactions to the recordings it picks. In addition to incorporating its music selection technology, Pandora Premium gives listeners the ability to search and play any track or album as well as offering unique playlist features tailored to each listener’s distinct preferences. Founded by musicians, Pandora also empowers artists with valuable data and tools to help grow their careers and connect with their fans.

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Contacts:

Derrick Nueman / Conrad Grodd

Investor Relations

investor@pandora.com

(510) 842-6960

Jette Speights

Pandora Corporate Communications

press@pandora.com

(510) 858-3865